[Letterhead of Goodwin, Procter & Hoar]


May 3, 1999

State Street Research Financial Trust
One Financial Center
Boston, Massachusetts 02111

Ladies and Gentlemen:

As counsel to State Street Research Financial Trust, a voluntary association of the type commonly known as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), we have been asked to render our opinion in connection with the proposed issuance by the Trust of shares of State Street Research International Equity Fund, a newly-organized series of the Trust which has been established and designated in Section 4.2 of Article IV of the Trust's First Amended and Restated Master Trust Agreement, dated June 1, 1993, as amended, (the "Declaration"), all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A filed by the Trust, as amended (the "Registration Statement").

We have examined the Declaration and By-Laws of the Trust, the records of the meetings of the Board of Trustees, the Prospectus and Statement of Additional Information contained in the Registration Statement and such other records, documents and certificates as we deemed necessary to enable us to express the opinion set forth below.

Based upon and subject to the foregoing, we are of the opinion that the shares of beneficial interest of the Trust which are the subject of the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to being named in the Prospectus and Statement of Additional Information and to a copy of this opinion being filed as an exhibit to the foregoing registration statement.

Very truly yours,

/s/ Goodwin, Procter & Hoar LLP

GOODWIN, PROCTER & HOAR  LLP